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                                                                     EXHIBIT 6.5







                               THE EDISON BUILDING

                                 501 N. BROADWAY

                                  ST. LOUIS, MO

                          PROPERTY MANAGEMENT AGREEMENT

                            DATED SEPTEMBER 26, 1997

                                 BY AND BETWEEN

                              EBS BUILDING, L.L.C.

                                       AND

                          EDISON BROTHERS STORES, INC.





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                                TABLE OF CONTENTS

1. APPOINTMENT OF AGENT................................................1

2. TERM................................................................1

3. TERMINATION.........................................................1

4. COMPENSATION OF AGENT AND REIMBURSEMENT OF EXPENSES OF OPERATION....3

5. RESPONSIBILITIES OF AGENT...........................................3

6. MANAGEMENT AUTHORITY................................................7

7. GENERAL PROVISIONS..................................................8



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                               PROPERTY MANAGEMENT

                                    AGREEMENT

         THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is made as of the 26th day of September, 1997, by and between EBS BUILDING, L.L.C. ("Owner") and EDISON BROTHERS STORES, INC. ("Agent").

                                    RECITALS

         A. Owner will be the owner of certain real estate and the improvements thereon located at 501 N. Broadway, St. Louis, MO 63102, and commonly known as The Edison Building (the "Property").

         B. Owner desires to retain the services of Agent to provide or procure management services for the Property on behalf of Owner, and Agent desires to provide such management services for Owner, as set forth in this Agreement.

         THEREFORE, in consideration of the above Recitals, the mutual terms, covenants and conditions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Agent agree as follows:

         1. APPOINTMENT OF AGENT. Owner does hereby appoint Agent as the sole and exclusive agent for the operation, management and supervision of the Property on behalf of Owner, and Agent accepts such appointment, upon the terms and conditions set forth in this Agreement.

         2. TERM. The term of this Agreement, unless sooner terminated pursuant to Section 3 below, shall continue for a term of one (1) year (plus a partial month, if applicable) beginning on the date on which Owner first holds fee simple title to the Property (the "Commencement Date") and ending on the last day of the twelfth (12th) full calendar month following the Commencement Date, and thereafter for annual periods from time to time, unless on or before thirty
(30) days prior to the expiration of any such annual period, either Owner or Agent shall notify the other in writing that it elects to terminate this Agreement, in which case this Agreement shall terminate at the end of such annual period.

         3. TERMINATION. Notwithstanding the provisions of Section 2 above, this Agreement may also be terminated as follows:

                  (A) automatically, in the event the Property or Owner's interest therein, is sold, conveyed or otherwise transferred, whether voluntarily or involuntarily, by operation of law or otherwise; or

                  (B) by either Owner or Agent, upon not less than sixty (60) days prior written notice to the other; or



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                  (C) by either Owner or Agent, if a petition for bankruptcy, reorganization or arrangement is filed by the other party, or if any such petition shall be filed against the other party and is not dismissed within sixty (60) days of the date of such filing, or in the event the other party shall make an assignment for the benefit of creditors, or take advantage of any insolvency statute or similar law, in any such event, termination to become effective upon written notice to the other party; or

                  (D) by Agent, in the event Owner defaults in the performance of any of its obligations under this Agreement and fails to cure such default within fifteen (15) days after Owner's receipt from Agent of a notice of Owner's default (specifying in reasonable detail the nature of the default complained of); provided, however, that if such default cannot be cured within fifteen) days, then such additional period as shall be reasonable, provided that Owner has commenced to cure such default within such fifteen (15) day period and continues to prosecute such cure with due diligence; or

                  (E) by Owner, in the event Agent defaults in the performance of any of its obligations under this Agreement and fails to cure such default within fifteen (15) days after Agent's receipt from Owner of a notice of Agent's default (specifying in reasonable detail the nature of the default complained of); provided, however, that if such default cannot be cured within fifteen (15) days, then such additional period as shall be reasonable, provided that Agent has commenced to cure such default within such fifteen (15) day period and continues to prosecute such cure with due diligence; or

                  (F) by Owner, immediately upon service of written notice to Agent, in the event of (i) any theft of money or property of Owner by Agent,
(ii) any fraudulent act by Agent, or (iii) any willful misconduct on the part of Agent.

Upon the effective date of termination of this Agreement for any reason, the authority created hereby shall immediately cease and Agent shall have no further right to act as agent for Owner, draw checks on any account containing Receipts or otherwise perform or be paid for any services hereunder (except as otherwise set forth in this Agreement). Notwithstanding the foregoing, upon written request from Owner, Agent shall continue to perform the services required hereunder on the terms and conditions otherwise herein set forth for a period not in excess of thirty (30) days following termination.

Upon termination of this Agreement for any reason, Agent shall deliver to Owner the following:

         (a) A final accounting, reflecting the balance of income and expenses of the Property as of the date of termination, to be delivered within thirty (30) days after such termination.

         (b) Any balance or monies of Owner, or tenant security deposits, or both, held by Agent with respect to the Property, to be delivered promptly following termination, but no later than ten (10) days after termination.

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         (c)      All records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property, to be delivered promptly following termination, but no later than thirty (30) days after termination.

Agent shall fully cooperate with Owner and any new manager in connection with the transfer of Agent's duties to such new manager to permit an orderly transition of management services.

         4.       COMPENSATION OF AGENT AND REIMBURSEMENT OF EXPENSES OF
OPERATION.

                  A. As compensation for its management services under this Agreement, Agent shall be entitled to receive from Owner a management fee (the "Management Fee") in an amount and on the terms set forth in Exhibit A which is attached hereto and made a part hereof.

                  B. In addition to the Management Fee and other reimbursements as provided elsewhere in this Agreement, Owner agrees to reimburse Agent for any and all other actual costs or expenses (without mark-up or a profit) for: (i) property management fees and/or construction supervision fees paid by Agent to third parties pursuant to a property management and/or construction supervision agreement entered into by Agent in accordance with Section 7(I) below or otherwise approved by Owner in writing; (ii) premiums for property, general liability or other insurance coverages required by Owner; (iii) mail and publication expenses related to the Property, or for business forms and supplies (including but not limited to, those related to accounting and computer operations); (iv) costs related to the financial operations of the Property (including, but not limited to, bank fees and service charges); and (v) all other ordinary and necessary costs and expenses for the operation and management of the Property or for which property management companies are customarily reimbursed, or which are customarily considered an owner's cost or expense, at comparable properties in the general geographic area in which the Property is located (all of the foregoing described costs and expenses shall be deemed "Expenses of Operation"); provided, however, Agent shall only be entitled to reimbursement of such Expenses of Operation if the same have been included in the Budget (as defined in Section 5(D)below) or have otherwise been approved by Owner in waiting and further provided that from time to time Owner shall have the right to adjust the reimbursement of Expenses of Operation to Agent by Owner based upon the difference between the prevailing market rate for all items related to the Expenses of Operation (other than the reimbursements described in clause (ii) of this paragraph) and the actual Expenses of Operation incurred by Agent for which it seeks or has obtained reimbursement.

                  C. Owner shall also pay or reimburse Agent for any sums of money due it under this Agreement for services or actions prior to termination, notwithstanding any termination of this Agreement, but the amounts payable to Agent under this Agreement shall only be due with respect to the period of time during which this Agreement is in effect.

         5.       RESPONSIBILITIES OF AGENT.

                  A. GENERAL. Subject to the terms and conditions of this Agreement, Agent is hereby charged with the sole and exclusive responsibility to manage the Property or, as approved by Owner in writing, subcontract for the management of the Property and shall provide the



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services and do all things reasonably required to be provided for the efficient and competent operation and management of the Property, including such things as will keep Owner in compliance with leases and other agreements affecting or related to the Property. All services shall be performed in a diligent and professional manner in accordance with the highest recognized standards of the property management industry. Manager shall at all times be subject to the direction of Owner and shall keep Owner informed of all matters concerning the Property. Manager shall act in a fiduciary capacity with respect to the proper protection of Owner's assets.

                  B. RECEIPT OF FUNDS AND BANK ACCOUNTS. Agent shall use its diligent efforts to collect in accordance with accepted practices in the industry all rents, receipts, income and security deposits and all other sums of money whatsoever (all hereinafter collectively called "Receipts") which may be due or payable to Owner in connection with the occupancy, use or enjoyment of the Property, and to account to Owner for the Receipts and to remit the same to an account at an Owner-approved, federally-insured bank or savings an loan association as soon as reasonably possible following their collection by Agent. Agent shall be entitled to withdraw funds from said account to pay Expenses of Operation. Through the use of signature cards, authorized representatives of Owner shall be permitted access to any and all funds in said account. Owner shall approve the designation of employees of Agent who are authorized to make commitments and expenditures with respect to the Property and the maximum authorized level of expenditure that pertains to each such employee.

                  C. MONTHLY AND ANNUAL STATEMENTS. On or before the twentieth
(20th) day of each full calendar month after the Commencement Date to and including the twentieth (20th) day of the calendar month next following the expiration (whether by lapse of time or otherwise) of the term of this Agreement, Agent shall deliver to Owner an accounting (hereinafter called the "Monthly Statement") setting forth the amount and source of the Receipts, the Gross Operating Receipts (as defined in Exhibit A) and the Management Fee for the preceding calendar month, the Expenses of Operation and the amount and age of any rent delinquencies. The Monthly Statement shall also include a check register indicating the name of each payee of each disbursement for the prior month, the amount of each disbursement, the check number and a description of the disbursement and copies of paid invoices or other supporting documentation relating to the disbursement. Agent shall remit the Receipts to Owner as often as is reasonably practical (excluding an amount necessary to maintain a reasonable operating reserve), and, concurrently with the delivery of the Monthly Statement by Agent, Agent shall remit to Owner the excess of the Receipts for the subject month not yet remitted to Owner over the Expenses of Operation for the subject month not yet paid out of Receipts (excluding any amount necessary to maintain a reasonable operating reserve). In the event the Expenses of Operation exceed the Receipts for any such month, Agent shall immediately notify Owner. Nothing herein shall obligate Agent to advance its own funds on behalf of Owner. On or before ninety (90) days after the end of each calendar year of the Property, Agent shall deliver to Owner an accounting setting forth the results of operations for that calendar year together with such other statements and reports as are reasonably required by Owner.

                  D. BUDGET, BUSINESS PLAN. Except as otherwise agreed between Owner and Agent, ninety (90) days prior to the commencement date of each calendar year or, for the first



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year of this Agreement, ninety (90) days subsequent to the date of this
Agreement, Agent shall submit to Owner for its review and written approval a proposed budget and business plan for such calendar year or partial calendar year. Each such budget shall contain an estimate of revenues which will be received from the Property during such calendar year or partial calendar year and an estimate of expenditures for operating expenses, capital expenditures, maintenance and debt service for the Property. Owner shall use its good faith efforts to give its approval or disapproval of such proposed budgets not later than forty-five (45) days after its receipt thereof. Upon Owner's approval such proposed budget shall become the "Budget" (as such term is used in this Agreement) for such calendar year or partial calendar year. If the proposed budget for a calendar year or partial calendar year is not approved by Owner on or before the commencement thereof, then Agent shall be entitled to continue to make expenditures [except Extraordinary Expenditures (as hereinafter defined), each of which must be approved by Owner] for items contained in the most-recently approved Budget, not in excess, as to each line item on a monthly basis, of the approved line item in question for the previous calendar year or partial calendar year plus five percent (5%). If no previously approved Budget exists, then Agent shall be entitled to continue to make expenditures (except Extraordinary Expenditures, each of which must be approved by Owner) for Expenses of Operation at the prevailing market rate. When approved by Owner, Agent shall implement the applicable Budget and shall be authorized, subject to the limitations set forth in this Agreement, without the need for further approval by Owner, to make the expenditures and incur the obligations provided forbid the applicable Budget. No Budget shall be deemed approved unless approved by Owner as aforesaid. Notwithstanding the foregoing to the contrary, without the prior approval of Owner, Agent shall not enter into any contract (i) for Extraordinary Expenditures, regardless of the duration of such contract; or (ii) for a duration longer than one (1) year unless such contract is terminable without penalty upon thirty (30) days' notice or less. For purposes of this paragraph, "Extraordinary Expenditures" shall mean those improvements, capital or otherwise, repairs or projects which are of a non-recurring nature.

         If at any time during any period to which a Budget relates, Agent shall, in the performance of its duties hereunder, determine that the Budget relating to such period is no longer appropriate or feasible because of changes in conditions, circumstances or otherwise (but in no event due to Agent's failure to perform any of its duties hereunder), Agent shall forthwith submit to Owner for its approval a revised budget for the remainder of such period, indicating, in narrative form, the reasons why the assumptions used as the basis for preparation of the original Budget for such period are no longer operative. Owner shall promptly review such revised budget, but until such time as Owner approves such revised budget, if at all, the most-recently approved Budget shall remain in effect.

         During the period to which a Budget relates, (i) Agent shall, in the performance of its duties hereunder, comply with the Budget relating to such period, and (ii) Agent shall not deviate from the applicable Budget, without the prior written approval of Owner.

                  E. PAYMENT OF EXPENSES OF OPERATION. Costs and expenses incurred by Agent on behalf of Owner in accordance with the provisions of this Agreement, including all Expenses of Operation to the extent the same have been included in the Budget or otherwise



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approved by Owner in writing, shall be payable by Agent on behalf of Owner out of the Receipts received in accordance with Section 5(B) above. Unless specifically authorized by Owner, Agent shall not make debt service payments or payments on account of real estate taxes and assessments.

                  F. BOOKS AND RECORDS. Agent shall maintain at its office on the Property adequate and separate books and records in connection with its management and operation of the Property. Such books and records shall be maintained at Agent's expense and in accordance with accounting principles consistently applied. Owner shall, upon request, have the right and privilege of examining such books and records at any and all reasonable times. Agent shall assist Owner in preparing and filing all forms, reports and returns required by any Federal, state, county or municipal authority relating to the operation of the Property.

                  G. INSURANCE. Owner shall obtain and keep in full force and effect throughout the term of this Agreement, by a blanket policy or otherwise, fire and extended coverage insurance, public liability insurance, burglary and theft insurance, worker's compensation insurance and other customary insurance on the Property. All such policies of insurance shall name Owner, Agent and such other parties as Owner or Agent may designate as insureds thereunder as their respective interests may appear. The cost of each such policy of insurance or of the portion of such policy that relates to the Property, shall be an Expense of Operation. Agent shall investigate and report in writing to Owner, and to the appropriate insurer, all accidents and claims for damage or loss relating to the Property. Agent shall maintain the following types of insurance: (i) Comprehensive crime policy covering Agent's employees with a limit of not less than $1,000,000; (ii) Worker's compensation insurance with coverages and limits necessary to meet the requirements of the laws of the states in which the employees are employed; (iii) Employers liability covering bodily injury with coverages and limits as Owner may reasonably require; (iv) Commercial general liability insurance with a limit of $2,000,000 per occurrence, $2,000,000 general aggregate including coverage for bodily injury, property damage and completed operations; (v) Comprehensive automobile liability covering all owned, non-owned and hired vehicles with a combined single limit of $1,000,000; and
(vi) Any other insurance which may be required to comply with any federal, state or local law or otherwise as Owner may require. Evidence of such insurance in a form satisfactory to Owner will be provided to Owner by Agent annually. Agent shall require of any contractor or subcontractor doing work at the Property insurance coverage, at their expense, in the following minimum amounts: (i) Worker's compensation as required by the law of the state in which the Property is located; (ii) Employers liability covering bodily injury with coverages and limits as Owner may reasonably require; (iii) Commercial general liability insurance with a limit of $1,000,000 per occurrence, $1,000,000 general aggregate, including coverage for bodily injury, property damage and completed operations; and (iv) Comprehensive automobile liability covering all owned, non-owned and hired vehicles with a combined single limit of $1,000,000. In addition to the above, Agent shall require umbrella liability insurance with limits up to $5,000,000 if the work to be done creates a greater exposure for injury or property damage. Owner and Agent shall be added as additional insureds to the above policies. Certificates of Insurance evidencing the above will be delivered to Agent before any work is done.


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                  H. SPACE AVAILABLE TO AGENT. Owner shall provide Agent,
without charge, space, utilities, furnishings and standard office equipment in the Property for use as an office.

         6.       MANAGEMENT AUTHORITY.

                  A. CONTRACTS, CAPITAL EXPENDITURES, AND COLLECTIONS. Subject to the terms of this Agreement, including without limitation, Section 5(D), Agent shall operate, maintain, repair and otherwise manage the Property and provide for the furnishing of water, electricity, gas, telephone, vermin extermination, trash removal and other services necessary or advisable for the operation of the Property, and shall either perform such services or hire and supervise contractors in the performance of such services. Agent may obtain services or goods for the property from affiliates of Agent provided that the consideration for such goods or services does not exceed the amount which customarily would be charged in an arm's length transaction by an unaffiliated person or entity. Agent shall have the authority, on behalf of Owner, to execute contracts with third parties for the services or goods provided above; provided, however, that Agent shall not enter into any such contract having an annual cost in excess of $10,000 without the prior written consent of Owner. As a condition to obtaining such consent, Agent shall supply Owner with a copy of the proposed contract. Each such contract shall: (a) be in the name of Agent, as Agent for Owner, (b) include a provision permitting cancellation thereof by Owner or Agent upon no less than thirty (30) days written notice, and (c) require that all contractors provide evidence of insurance as set forth in Section 5(G). Agent shall have the right to demand, collect, receive and receipt for all Receipts. Notwithstanding the foregoing, Agent shall not terminate any lease, lock out a tenant, institute suit for rent or for use and occupancy, or proceedings for recovery of possession, without the prior approval of Owner. In connection with any such suits or proceedings, only legal counsel designated by Owner shall be retained. Agent shall promptly notify Owner of any counterclaims or cross-claims filed in any such proceedings.

                  B. EMPLOYMENT OF PERSONNEL. Agent shall employ or cause to be employed a sufficient number of capable, on-site personnel to enable Agent to properly, adequately, safely and economically manage, operate, and maintain the Property consistent with its obligations pursuant to this Agreement. Agent shall not discriminate against any of its personnel, any applicant for employment, any prospective tenant or vendor because of race, creed, color, sex, sexual orientation or national origin; and shall endeavor to cause all subcontractors and vendors to abide by the same standard. In no event shall such personnel be deemed personnel of Owner. The wages, salaries and other compensation of all such personnel, including social security taxes, unemployment compensation and similar items shall be paid by Agent or Agent's subcontractor from Receipts and shall be deemed to be an Expense of Operation. In no event shall such wages, salaries and other compensation materially exceed the then market rate for the same nor shall they be changed or adjusted unless provided for in the Budget or approved in writing by Owner. Agent shall cause all employees to be bonded or covered under Agent's comprehensive crime insurance policy.



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         7.       GENERAL PROVISIONS.

                  A. RELATIONSHIP. Agent's acts and omissions which are not in violation of the terms and provisions of this Agreement shall be deemed to be undertaken as the agent of Owner. Agent and Owner shall not be construed as joint venturers or partners of each other, and except as provided herein neither of them shall have the power to bind or obligate the other. Nothing in this Agreement shall prohibit or otherwise affect the right of either party to own, invest in, manage, lease, operate or develop other property or to conduct business activities which are competitive with the Property.

                  B. BENEFIT AND OBLIGATIONS. The covenants and agreements contained in this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Agent shall not have the right to assign, transfer or convey any of its rights, title or interest hereunder, without the prior written consent of Owner, except to one of its affiliates or except as provided in Section 7(I) below.

                  C. NOTICES. Each notice given under this Agreement to one party by the other party shall be in writing and be sent to the following addresses until such time as written notice of a change is given to the other party:

                      OWNER:

                      Edison Building, LLC
                      c/o Jones, Day, Reavis & Pogue
                      77 West Wacker
                      Chicago, IL  60601
                      Attn:  Jeff Linstrom

                      AGENT:

                      Edison Brothers Stores, Inc.
                      501 North Broadway
                      St. Louis, MO  63102
                      Attention:  Sharon Hesse

                      with a copy to:

                      Edison Brothers Stores, Inc.
                      501 North Broadway
                      St. Louis, MO  63102
                      Attention:  Legal Department

Each notice shall be deemed to have been given and received on the date of delivery of the notice to the receiving party, such delivery to be made either by personal service, by overnight courier (such as Federal Express) or by deposit with the U.S. Mail registered or certified mail, return



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receipt requested, postage prepaid. Date of delivery shall be, as applicable, either the date of personal service, or the date of receipt (for example, as indicated on the return receipt).

                  D. SEVERABILITY. If any provision of this Agreement or its application to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those as to which it is so determined invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  E. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the state of Missouri.

                  F. ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and shall not be amended or modified except in a written document signed by Agent and Owner.

                  G. ATTORNEY'S FEES. If either party institutes a lawsuit or other legal proceeding against the other in an effort to enforce this Agreement, then the prevailing party shall be entitled to recover from the other party the attorneys' fees reasonably incurred by it in bringing or defending against the proceeding.

                  H. INDEMNIFICATION. Agent agrees to indemnify, defend and hold Owner, its agents and its employees harmless from and against all claims, liabilities, losses, damages and expenses arising out of Agent's breach of this Agreement or an act undertaken by Agent which has not been authorized in accordance with the terms of this Agreement, or Agent's negligence, fraud or willful misconduct. Owner agrees to indemnify defend and hold Agent, it agents and its employees harmless from and against all claims, liabilities, losses, damages and expenses arising out of Owner's breach of this Agreement or Owner's negligence, fraud, or willful misconduct.

                  I. SUB-AGENT AGREEMENT. Owner agrees that, subject to Owner's prior approval, Agent may enter into property management and/or construction supervision agreements with third parties, and that, without releasing Agent from its obligations under this Agreement, some or all of the responsibilities of Agent with respect to the property may be delegated to and carried out by such third parties.

                  J. NO ASSIGNMENT. This Agreement may not be assigned by Agent without prior written consent of Owner.

                  K. INDEMNITY BY AGENT. Agent indemnifies and holds Owner and Owner's agents, officers and employees harmless of and from any and all claims, losses, damages, liabilities and expenses (including, but not limited to, reasonable attorney's fees) resulting from any of its actions arising out of its obligations hereunder; provided, however, that Agent's indemnification shall not apply with respect to any criminal act, negligence or willful misconduct of Owner or Owner's agents, officers or employees.


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                  L. CONFIDENTIALITY. Agent shall keep confidential and not
disclose to any person or entity other than Owner (a) any of the terms and conditions of this Agreement or of its engagement as Agent hereunder, (b) any information related to the finances or operation of the Property, (c) any of the terms of the leases or proposed leases of the Property or any information related to the tenants under the leases, or (d) its compensation hereunder or under any other agreement with Owner related hereto or to the Property, unless, in each case, Agent either (i) shall be expressly authorized to disclose such information pursuant to a provision of this Agreement, (ii) shall be required to disclose such information pursuant to law, or (iii) shall have received Owner's prior written consent.

                  M. AGENT'S AUTHORITY LIMITED. Agent's authority shall be derived wholly from this Agreement, and Agent has no authority, express or implied, to commit, act for or represent Owner, except to the extent specifically provided for herein or specifically authorized in writing by Owner.

         IN WITNESS WHEREOF, the parties have set their hands and seals as of the day and year first written above.

                                      AGENT

                                      EDISON BROTHERS STORES, INC.



                                      By: /s/ Alan A. Sachs
                                          ---------------------------------
                                            Alan A. Sachs

                                      Title:  Executive Vice President



                                      OWNER

                                      EBS BUILDING L.L.C.

                                      By:  Price Waterhouse LLP, Manager
                                             EBS Building, L.L.C.

                                      By: /s/ Keith F. Cooper
                                          ---------------------------------
                                             Keith F. Cooper

                                      Title:  Partner




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                                    EXHIBIT A

I. COMPENSATION: Subject to the following terms and conditions, Owner agrees to pay Agent and Agent agrees to accept as compensation for all management services to be rendered by Agent pursuant to this Agreement as follows:

         A. Management Fee. Owner hereby agrees to pay Agent a monthly management fee (the "Management Fee") equal to three percent (3%) of Gross Operating Receipts.

         B. Gross Operating Receipts Defined. For purposed of this Agreement, Gross Operating Receipts shall mean all cash income from rental of space in the Property and from concessions operating within the Property, including, without limitation, all payments from tenants (including payments based upon a tenant's prorata share of expenses of the Property, if any), but not including (i) security and other deposits (except those which have been forfeited to cover unpaid rentals), (ii) insurance proceeds (except for that portion of insurance proceeds attributable to rental incomes under business interruption insurance coverage), (iii) condemnation proceeds, (iv) proceeds of partial or total sale of all or any part of the Property or any personal property located thereon or any interest therein, or (v) loan proceeds (including refinancing of Property debt).

         C. Payment. Owner agrees to pay Agent the Management Fee for each month on or before the tenth (10th) day following Owner's receipt of the Monthly Statement for such month in accordance with Section 5 above.





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